Escalade, Inc. Acquires DMI Sports®

EVANSVILLE, Ind., Nov. 14, 2013 /PRNewswire/ -- Escalade, Inc. (Nasdaq: ESCA) today announced the acquisition of the indoor games business of DMI Sports, marketers of Arachnid®, Nodor® and Winmau® darting, Prince® and Head® table tennis and Minnesota Fats® billiards. The DMI Sports indoor games business will become part of Escalade Sports, a wholly owned subsidiary of Escalade, Incorporated, one of America's leading manufacturers of table tennis, darting, billiards, game tables, basketball systems, archery and fitness products.

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The acquisition will help Escalade Sports apply technologies and innovations of its newly acquired brands and trade names to its existing portfolio of products. The deal will also enable the Company to offer a broader array of premium darting, table tennis and billiards brands to its retail partners.

"We are pleased to announce the addition of these premium darting, table tennis and billiard brands to the Escalade Sports family of products," said Robert J. Keller, President & Chief Executive Officer of Escalade, Inc. "This acquisition will serve as a great benefit to our retail partners as it strengthens our existing product lines while offering our consumers a wider assortment of premium product options within these categories."

For more information on Escalade Sports, its brands, instruction manuals, game rules, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

About Escalade, Inc.
Headquartered in Evansville, IN, Escalade, Inc. is a global consumer products company. The largest division, Escalade Sports, is a leading manufacturer and distributor of sporting goods and outdoor products. Leaders in their respective categories, Escalade Sports' brands include STIGA® and Ping-Pong® Table Tennis, Accudart® and Unicorn® darting, Goalrilla®, Goaliath® and Silverback® sports training equipment and basketball goal systems, and Bear Archery®, Trophy Ridge®, and Cajun Bowfishing hunting products. Escalade Sports products are available at sporting goods retailer and independent dealers nationwide.

CONTACT: Deborah Meinert, 812-467-4449